UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

salesforce.com, inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

May 1, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of salesforce.com, inc. on Thursday, June 11, 2009 at 2:00 p.m., local time, at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of our 2009 Annual Report.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone, or over the Internet. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person.

Thank you for your ongoing support of salesforce.com. We look forward to seeing you at our Annual Meeting.

Aloha,

Marc Benioff

Chairman of the Board of Directors and

Chief Executive Officer

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To be Held Thursday, June 11, 2009

TO THE STOCKHOLDERS OF SALESFORCE.COM, INC.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of salesforce.com, inc., a Delaware corporation, will be held on Thursday, June 11, 2009 at 2:00 p.m., local time, at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105, for the following purposes:

1.	To elect three Class II directors, Craig Ramsey, Sanford Robertson and Maynard Webb, to serve for a term of three years and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010; and

3.	To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the meeting.

Only stockholders of record at the close of business on April 21, 2009 and their proxies are entitled to attend and vote at the meeting and any and all adjournments, continuations or postponements thereof.

All stockholders are invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy. You will need to bring the enclosed Admission Ticket or proof of ownership of salesforce.com stock as of the record date to enter the meeting.

This Notice, the Proxy Statement and the 2009 Annual Report are first being mailed to stockholders on or about May 1, 2009.

By Order of the Board of Directors

David Schellhase

General Counsel and Secretary

San Francisco, California

May 1, 2009

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THE PURPOSE OF RETURNING YOUR PROXY CARD. YOU MAY ALSO VOTE BY TELEPHONE OR OVER THE INTERNET. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of salesforce.com is soliciting your vote at the 2009 annual meeting (the “Annual Meeting”) of salesforce.com stockholders.

When and where will the Annual Meeting take place?

The annual meeting will take place on Thursday, June 11, 2009 at 2:00 p.m., local time, at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105.

What will I be voting on?

You will be voting on whether:

•

to elect three Class II directors, Craig Ramsey, Sanford Robertson and Maynard Webb, to serve for a term of three years and until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010; and

•	to transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

An agenda and rules of procedure will be distributed at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of salesforce.com common stock you owned as of April 21, 2009, our record date.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting.

To vote by proxy, you must either:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope;

•	vote by telephone (instructions are on the proxy card); or

•	vote by Internet (instructions are on the proxy card).

If you want to vote in person at the Annual Meeting, and you hold your salesforce.com stock through a brokerage firm, bank, broker-dealer, trust or other similar organization (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the Annual Meeting.

Do I need a ticket to attend the Annual Meeting?

Yes, a stockholder planning to attend the Annual Meeting must bring the enclosed Admission Ticket and proof of identity for entrance to the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license or passport.

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

The Board of Directors of salesforce.com, inc., a Delaware corporation (“salesforce.com”, the “Company”, “we”, “us” or “our”), is soliciting this Proxy Statement and the enclosed proxy card for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, June 11, 2009 at 2:00 p.m., local time, and for any adjournment or postponement of the meeting. Our Annual Meeting will be held at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105. You will need to bring the enclosed Admission Ticket or proof of ownership of salesforce.com stock as of the record date to enter the meeting. Our Annual Report for the fiscal year ended January 31, 2009, or “fiscal 2009”, including our financial statements for fiscal 2009, is also enclosed. These proxy materials are first being mailed to stockholders on or about May 1, 2009.

Stockholders Entitled to Vote; Record Date

As of the close of business on April 21, 2009, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 123,414,123 shares of common stock of the Company, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder. No shares of preferred stock of the Company were outstanding as of April 21, 2009.

All valid proxies received before the Annual Meeting will be voted according to the instructions thereon. Stockholders entitled to vote at the Annual Meeting may vote by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-prepaid envelope, or vote by telephone or by Internet by following the instructions on the enclosed proxy card.

Quorum; Abstentions; Broker Non-Votes

The Company’s Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting; however, broker “non-votes” are not deemed to be “votes cast.” As a result, unlike abstentions or withheld votes, broker “non-votes” are not included in the tabulation of the voting results on proposals requiring the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal and, therefore, do not have the effect of votes in opposition of such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting; Revocability of Proxies

Voting by attending the meeting.    Stockholders whose shares are registered in their own names may vote their shares in person at the Annual Meeting. Stockholders whose shares are held beneficially through a brokerage firm, bank, broker-dealer, trust or other similar organization (that is, in street name) may be voted in person at the Annual Meeting only if such stockholders obtain a legal proxy from the broker, bank, trustee or nominee that holds their shares giving the stockholders the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. A stockholder planning to attend the Annual Meeting must bring the enclosed Admission Ticket and proof of identity for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting and validly submits his or her vote in person, any previous votes that were submitted by the stockholder will be superseded by the vote that such stockholder validly casts at the Annual Meeting. Your attendance at the Annual Meeting in and of itself will not revoke any prior votes you may have cast. For directions to attend the Annual Meeting, please contact Investor Relations by telephone at (415) 536-6250.

Voting of proxies; Discretionary Voting.    Stockholders may vote (1) by returning a proxy card, (2) by telephone or (3) over the Internet. If you wish to vote by mail, please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If you wish to vote by telephone or over the Internet, please follow the specific instructions set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card. If you do not provide specific voting instructions on a properly executed proxy card or over the phone or Internet, your shares will be voted as recommended by the Board of Directors.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of proxy.    You may revoke your proxy by (1) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (3) entering a new vote by telephone or over the Internet. Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent to the Company’s principal executive offices, salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105, Attention: Corporate Secretary.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to stockholders. In addition, the Company may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the

Company will reimburse them for their reasonable, out-of-pocket expenses. The Company may use the services of the Company’s directors, officers and others to solicit proxies, personally or by telephone, without additional compensation. The Company has retained Georgeson Inc., a proxy solicitation firms, for assistance in connection with the Annual Meeting at a cost of approximately $2,000, plus reasonable out-of-pocket expenses.

Procedure for Submitting Stockholder Proposals

All proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company, regardless of whether such proposals are intended to be included in the Company’s proxy statement for the next annual meeting of the stockholders of the Company, must satisfy the requirements set forth in the advance notice of stockholder business provision under the Company’s Bylaws. As summarized below, such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company at salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105, Attention: Corporate Secretary.

To be timely, a stockholder proposal must be received at the Company’s principal executive offices not later than the 45th day nor earlier than the 75th day before the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting; except that if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made. Stockholder proposals to be presented at the next annual meeting of stockholders must be received by the Secretary of the Company at the Company’s principal executive offices not earlier than February 15, 2010 nor later than March 17, 2010.

To be in proper written form, a stockholder’s notice to the Secretary of the Company shall set forth as to each matter of business the stockholder intends to bring before the annual meeting (i) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder(s) proposing such business, (iii) the class and number of shares of the Company which are held of record or are beneficially owned by the stockholder(s), (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder(s) with respect to any securities or the Company, and a description of any other similar agreement, arrangement or understanding, (v) any material interest of the stockholder(s) in such business and (vi) a statement whether such stockholder(s) will deliver a proxy statement and form of proxy to the Company’s stockholders. In addition, to be in proper written form, a stockholder’s notice to the Secretary must be supplemented not later than ten days following the record date to disclose the information contained in clauses (iii) and (iv) in this paragraph as of the record date.

In addition, any stockholder proposal intended to be included in the Company’s proxy statement for the next annual meeting of stockholders of the Company must also satisfy Securities and Exchange Commission, or SEC, regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and be received not later than January 1, 2010. In the event the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before the Company begins to print and send its proxy materials. Upon such an occurrence, the Company will publicly announce the deadline for submitting a proposal by means of disclosure in a press release or in a document filed with the Securities and Exchange Commission.

The requirements for providing advance notice of stockholder business as summarized above are qualified in their entirety by our Bylaws, which we recommend that you to read in order to comply with the requirements for bringing a proposal. You may contact the Company’s Secretary at our principal executive offices for a copy of our current Bylaws, including the relevant provisions regarding the requirements for making stockholder proposals and nominating director candidates, or you may refer to the copy of our Bylaws filed with the SEC on April 2, 2009 as Exhibit 3.1 to a Current Report on Form 8-K, available at http://www.sec.gov.

Delivery of Proxy Materials

To receive current and future proxy materials, such as annual reports, proxy statements and proxy cards, in either paper or electronic form, please contact Investor Relations at (415) 536-6250, investor@salesforce.com, or www.salesforce.com/investor.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact Investor Relations at (415) 536-6250, investor@salesforce.com, or www.salesforce.com/investor.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2009

The Notice and Proxy Statement and Annual Report are available at www.edocumentview.com/CRM.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of nine directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to earlier resignation or removal.

The terms of the Class II directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the current Class II members of the Board of Directors, Craig Ramsey, Sanford Robertson and Maynard Webb. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2012 and until their successors are elected and qualified, subject to earlier resignation or removal.

The names and certain information about the continuing directors in each of the three classes of the Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form enclosed will be voted, unless otherwise indicated, for the election of the nominees for election as Class II directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

Nominees for Class II Directors

The names of the nominees for Class II directors and certain information about each are set forth below.

Name	Positions and Offices Held with the Company	Director Since	Age
Craig Ramsey	Director	2003	62
Sanford R. Robertson	Director	2003	77
Maynard Webb	Director	2006	53

Craig Ramsey has served as a Director since April 2003. From July 2003 to September 2004, Mr. Ramsey served as CEO of Solidus Networks, Inc., a biometrics payments company. From March 1996 to April 2000, Mr. Ramsey served as Senior Vice President, Worldwide Sales, of Siebel Systems, Inc., a provider of eBusiness applications. From March 1994 to March 1996, Mr. Ramsey served as Senior Vice President, Worldwide Sales, Marketing and Support for nCube, a maker of massively parallel computers. From 1968 to 1994, Mr. Ramsey held various positions with Oracle Corporation, Amdahl and IBM. Mr. Ramsey currently serves as a member of the Board of Directors of Arcsight, Inc., Guidewire Software, Inc. and M-Factor, Inc. He also serves as a board member of the Glide Memorial Foundation. He received a B.A. in Economics from Denison University.

Sanford R. Robertson has served as a Director since October 2003. He is a principal of Francisco Partners, a technology buyout fund. Prior to founding Francisco Partners in January 2000, Mr. Robertson was the founder and chairman of Robertson, Stephens & Company, a technology investment bank. Mr. Robertson has been an active technology investor and advisor to several technology companies. Mr. Robertson was also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities, another prominent technology investment bank. Mr. Robertson is a director of Dolby Laboratories, Inc., Pain Therapeutics, Inc. and the Schwab Charitable Fund. Mr. Robertson received a B.B.A. and M.B.A. from the University of Michigan.

Maynard Webb has served as a Director since September 2006. Since December 2006, Mr. Webb has served as Chief Executive Officer of LiveOps, Inc., a provider of on-demand call center solutions. From June 2002 to August 2004, Mr. Webb served as Chief Operating Officer of eBay Inc., an online global marketplace. From

August 1999 to June 2002, Mr. Webb served as President of eBay Technologies. Prior to that Mr. Webb served as Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer, and Vice President and Chief Information Officer at Bay Networks, Inc., a manufacturer of computer networking products. Mr. Webb also serves as Chairman of the Board of Directors of LiveOps, Inc. and as a member of the Board of Directors of AdMob, Inc. Mr. Webb holds a B.A.A. degree from Florida Atlantic University.

Vote Required and Board of Directors’ Recommendation

The three candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected directors of the Company to serve until their successors have been duly elected and qualified, subject to earlier resignation or removal. Shares that are voted “withheld” and broker “non-votes” will have no effect on the election of these three candidates.

The Board of Directors Recommends a Vote “For” Each of the Nominees Listed Above.

Directors Not Standing for Election

The names and certain information about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire	Age
Marc Benioff	Chairman of the Board and Chief Executive Officer	1999	Class I 2011	44
Craig Conway	Director	2005	Class I 2011	54
Alan Hassenfeld	Director	2003	Class I 2011	60
Stratton Sclavos	Director	2000	Class III 2010	47
Lawrence Tomlinson	Director	2003	Class III 2010	68
Shirley Young	Director	2005	Class III 2010	73

Marc Benioff co-founded salesforce.com in February 1999 and has served as Chairman of the Board of Directors since inception. He has served as Chief Executive Officer since November 2001. From 1986 to 1999, Mr. Benioff was employed at Oracle Corporation where he held a number of positions in sales, marketing and product development, lastly as a Senior Vice President. Mr. Benioff also serves as Chairman of the Board of Directors of the salesforce.com/foundation and as a Director of the Committee Encouraging Corporate Philanthropy. Mr. Benioff received a Bachelor of Science in Business Administration (B.S.B.A.) from the University of Southern California.

Craig Conway has served as a Director since October 2005. From April 1999 to October 2004, Mr. Conway served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems from November 1996 to February 1999 and TGV Software from September 1993 to March 1996. Prior to that, Mr. Conway held executive management positions at a variety of leading technology companies including Executive Vice President at Oracle Corporation. Mr. Conway also serves as a director of Unisys Corporation, Kazeon Systems, Inc. and Pegasystems Inc. Mr. Conway received a B.S. from the State University of New York at Brockport.

Alan Hassenfeld has served as a Director since December 2003. Mr. Hassenfeld has been a Director of Hasbro, Inc., a provider of children’s and family entertainment products, since 1989. He served as its Chairman from 1989 to February 2008, and also served as its Chairman and Chief Executive Officer from 1989 to May 2003. Mr. Hassenfeld is a trustee of the Hasbro Charitable Trust and Hasbro Children’s Foundation. Mr. Hassenfeld also serves as a member of the Board of Directors of the salesforce.com/foundation and other not-for-profit organizations. Mr. Hassenfeld received a B.A. from the University of Pennsylvania.

Stratton Sclavos has served as a Director since February 2000. Since November 2007, Mr. Sclavos has served as Partner at Radar Partners, an investment firm. From July 1995 to May 2007, Mr. Sclavos served as

President and Chief Executive Officer of VeriSign, Inc., a provider of infrastructure services to websites, enterprises, electronic service providers and individuals. Mr. Sclavos also served as Chairman of the Board of Directors of VeriSign from December 2001 to May 2007. Prior to that time, he served in various sales and marketing capacities for Taligent, Inc., Go, Inc., MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos serves as a director of Intuit, Inc. and Juniper Networks, Inc. Mr. Sclavos received a B.S. from the University of California at Davis.

Lawrence Tomlinson has served as a Director since May 2003. Mr. Tomlinson retired from Hewlett-Packard Co. in June 2003. Prior to retiring from Hewlett-Packard, from 1993 to June 2003 Mr. Tomlinson served as its Treasurer, from 1996 to 2002 he was also a Vice President and from 2002 to June 2003 he was also a Senior Vice President. Mr. Tomlinson serves as a director of Coherent, Inc. Mr. Tomlinson received a B.S. from Rutgers University and an M.B.A. from Santa Clara University.

Shirley Young has served as a Director since October 2005. Since 2000, Ms. Young has served as President of Shirley Young Associates, LLC, a business advisory company. She also serves as a senior advisor to General Motors-Asia Pacific. Previously, Ms. Young served as corporate Vice President of General Motors responsible for China Strategic Development and as Executive Vice President of Grey Advertising and President of Grey Strategic Marketing. She also served on the Board of Directors for Verizon, Bank of America, Harrahs, Dayton Hudson/ Target. Ms. Young currently serves as a director of Teletech, Inc. She is a member of the Worldwide Board of Directors of The Nature Conservancy and current governor and former chairman of the Committee of 100, a national Chinese-American leadership organization and current Chair of its cultural associate, US-China Cultural Institute. Ms. Young received a B.A. from Wellesley College.

Board Independence

The Board of Directors has determined that, except for Mr. Benioff as Chief Executive Officer, each of the directors of the Company has no material relationship with the Company and is independent within the meaning of the standards established by the New York Stock Exchange, or NYSE, as currently in effect. In making that determination, the Board of Directors considered all relevant facts and circumstances, including the director's commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board of Directors also adopted and applied the following standards, which provide that a director will not be considered independent if he or she:

•	is currently an employee of the Company or has an immediate family member who is an executive officer of the Company;

•	has been an employee of the Company within the past three years or has an immediate family member who has been an executive officer of the Company within the past three years;

•

has, or has an immediate family member who has, received within the past three years more than $120,000 during any twelve month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

is a current partner or employee of a firm that is the Company’s internal or external auditor; has an immediate family member who is a current partner of such a firm; has an immediate family member who is a current employee of such firm and personally works on the Company’s audit, or; was, or has an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

has, or has an immediate family member who has, been employed as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee during the past three years; or

•

has been employed as an executive officer or employee, or has an immediate family member who has been employed as an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1 million or (b) 2% of such other company’s consolidated gross revenues.

Board Meetings and Director Communications

During fiscal 2009, the Board of Directors held six (6) meetings. During fiscal 2009, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by any of the committees of the Board of Directors on which such director served, except for Stratton Sclavos who attended 50% of all the Board meetings (Mr. Sclavos does not serve on any Board committees). Directors are also expected to attend annual meetings of the stockholders of the Company absent an unavoidable and irreconcilable conflict. All of the directors attended the Company’s 2008 Annual Meeting of Stockholders.

On June 7, 2007, the Board of Directors approved the creation of the position of Lead Independent Director and appointed Sanford R. Robertson to serve as its Lead Independent Director for a two-year term. The Lead Independent Director presides over the meetings of the independent directors, serves as a liaison between the independent directors and the Chairman of the Board of Directors and Chief Executive Officer, and has such other authority as generally held by a lead independent director and as the independent directors shall determine from time to time.

The non-management members of the Board of Directors also meet in regularly scheduled executive sessions without management present. At these sessions, the Lead Independent Director acts as Presiding Director. In the absence of the Lead Independent Director at any such executive session, the chair of the Audit Committee will serve as Presiding Director. Stockholders and other interested parties may communicate with the Presiding Director, or with any and all other members of the Board of Directors, by mail to the Company’s principal executive offices addressed to the intended recipient and care of our Corporate Secretary or by email to CorporateSecretary@salesforce.com. The Corporate Secretary will maintain a log of such communications and transmit them promptly to the identified recipient, unless there are safety or security concerns that mitigate against further transmission. The intended recipient shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Corporate Governance and Board Committees

Salesforce.com and its Board of Directors regularly review and evaluate the Company’s corporate governance practices. The Board of Directors has adopted corporate governance principles that address the composition of and policies applicable to the Board of Directors as well as a Corporate Code of Conduct applicable to all directors, officers and employees of the Company, including our Chief Executive Officer and Chief Financial Officer. The Company’s corporate governance principles, set forth as Corporate Governance Guidelines, and its Corporate Code of Conduct are available in the Corporate Governance section of the Company’s website at http://www.salesforce.com/company/investor/governance/, or in print by contacting Investor Relations at our principal executive offices. Any substantive amendments to or waivers of the Corporate Code of Conduct relating to the executive officers or directors of the Company will be disclosed promptly on our website.

The Board of Directors has also adopted a written charter for each of the three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee charter is available in the Corporate Governance section of the Company’s website at http://www.salesforce.com/company/investor/governance/, or in print by contacting Investor Relations at our principal executive offices.

Audit Committee.    The Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee: evaluates the independent registered public accountants’ qualifications, independence and performance; determines the engagement of the independent accountants; approves the retention of the independent accountants to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent accountants on the salesforce.com engagement team as required by law; reviews our consolidated financial statements; reviews our critical accounting policies and estimates; oversees our internal audit function; reviews with management and the Company’s independent auditors and internal auditors the adequacy of internal financial controls; annually reviews the audit committee charter and the committee’s performance; reviews and approves the scope of the annual audit and the audit fee; and discusses with management and the independent accountants the results of the annual audit and the review of our quarterly financial statements. The Audit Committee held nine (9) meetings in fiscal 2009. The report of the Audit Committee is included in this Proxy Statement.

The current members of the Audit Committee are Messrs. Tomlinson, who is the committee chair, Hassenfeld, Robertson and Webb. Mr. Webb joined the Audit Committee in March 2009. The Board of Directors has determined that all members of our Audit Committee meet the applicable tests for independence and the requirements for financial literacy under applicable rules and regulations of the NYSE and the SEC. The Board of Directors has further determined that Mr. Tomlinson is the Company’s audit committee financial expert as defined by the SEC.

Compensation Committee.    The Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees, including: reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers based on such evaluations. The Compensation Committee may delegate its authority to one or more subcommittees or to one member of the Compensation Committee. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. Although the Compensation Committee does not at present do so, it may delegate its authority to members of management to determine awards under the Company’s incentive-based or equity-based compensation plans for non-executive officer employees of the Company. The Compensation Committee also reviews and evaluates the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter, and prepares any report required under SEC rules. The Compensation Committee held eleven (11) meetings in fiscal 2009. The report of the Compensation Committee is included in this Proxy Statement.

The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee at present engages an outside consultant on a regular basis to advise the Compensation Committee on the Company’s compensation practices.

The current members of the Compensation Committee are Mr. Ramsey, who is the committee chair, Mr. Conway and Ms. Young. The Board of Directors has determined that all members of the Compensation Committee meet the applicable tests for independence under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Service.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for: identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors director nominees for each election of directors; developing and recommending to the Board of Directors criteria for selecting qualified director candidates; considering committee member qualifications, appointment and removal; recommending corporate governance principles applicable to the Company; and providing oversight in the evaluation of the Board of Directors and each committee. The Nominating and Corporate Governance Committee held four (4) meetings in fiscal 2009.

The current members of the Nominating and Corporate Governance Committee are Messrs. Robertson, who is the committee chair, Hassenfeld and Tomlinson. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee meet the applicable tests for independence under the applicable rules and regulations of the NYSE.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee regularly assesses the appropriate size, composition and needs of the Board of Directors and its respective committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through directors or management. If the Nominating and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The evaluation of these candidates may be based solely upon information provided to the Nominating and Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Nominating and Corporate Governance Committee deems appropriate, including the use of third parties to review candidates.

The Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with criteria established by the committee. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance committee to perform all Board of Directors and committee responsibilities. Members of the Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the Board of Directors for relevant background, experience and skills of its members.

Stockholders may propose director candidates for general consideration by the Nominating and Corporate Governance Committee by submitting in proper written form the individual’s name, qualifications, and the other information set forth below in “Procedure for Nominating Directors for Election at an Annual Meeting or a Special Meeting” to the Secretary of the Company. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Procedure for Nominating Directors for Election at an Annual Meeting or a Special Meeting. Stockholders may nominate directors for election at an annual meeting or at a special meeting at which directors are to be elected, provided that the advance notice requirements for director nominations set forth in the Company’s Bylaws have been met. As summarized below, this advance notice provision requires a stockholder to give timely notice of a director nomination in proper written form to the Secretary of the Company at salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105, Attention: Corporate Secretary.

In order for a stockholder to give timely notice of a director nomination for an annual meeting, the notice must be received by the Secretary at the Company’s principal executive offices not later than the 45th day nor earlier than the 75th day before the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting; except that if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made. Director nominations to be made at the next annual meeting of stockholders must be received by the Secretary of the Company at the Company’s principal executive offices not earlier than February 15, 2010, nor later than March 17, 2010.

In order for a stockholder to give timely notice of a director nomination for a special meeting at which directors are to be elected, the notice must be received by the Secretary at the Company’s principal executive offices not later than the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

To be in proper written form, a stockholder’s notice to the Secretary of the Company shall set forth:

•

as to each nominee whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other similar agreement, arrangement or understanding, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nominations are to be made by the stockholder, (vi) a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, and (vii) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

•

as to such stockholder(s) giving notice of the director nomination, (i) the name and address of the stockholder(s) proposing the director nomination, (ii) the class and number of shares of the Company which are held of record or are beneficially owned by the stockholder(s), (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder(s) with respect to any securities or the Company, and a description of any other similar agreement, arrangement or understanding, (iv) any material interest of the stockholder(s) in such director nomination, and (v) a statement whether such stockholder(s) will deliver a proxy statement and form of proxy to the Company’s stockholders. In addition, to be in proper written form, a stockholder’s notice to the Secretary must be supplemented not later than ten days following the record date to disclose the information contained in clauses (ii) and (iii) of this paragraph as of the record date.

At the request of the Board of Directors, any person nominated by a stockholder for election as a director must furnish to the Secretary of the Company (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (2) such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to these requirements.

The requirements for providing advance notice of a director nomination as summarized above are qualified in their entirety by our Bylaws, which we recommend that you to read in order to comply with the requirements for making a director nomination.

Compensation of Directors

Under our compensation arrangement for non-employee directors, each non-employee director receives a fee of $12,500 per fiscal quarter. In addition, the chair of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee each receive an additional $5,000 per quarter, and the chair of the Audit Committee receives an additional $10,000 per quarter. Each non-employee director also receives $1,250 for attendance at each special Board meeting and each regular or special committee meeting. The Lead Independent Director also receives a fee of $15,000 per year.

Upon appointment or election, new non-employee directors receive an initial option to purchase 15,000 shares of Common Stock and 5,000 restricted stock units. The initial option grant vests over four years, with 25% vesting after one year and the balance vesting on a monthly pro rata basis over the remaining period. The initial restricted stock unit grant vests over four years, with 25% vesting after one year and the balance vesting on a quarterly pro rata basis over the remaining period. All options and restricted stock units will vest immediately in the event of a change of control. Beginning after the first year of service on the Board, each non-employee director receives a grant of 1,500 fully-vested shares of Common Stock for service during the preceding quarter. All equity grants will be made pursuant to our 2004 Outside Directors Stock Plan.

We reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with attending Board and committee meetings.

The following table sets forth information concerning the compensation earned during fiscal 2009 by our Board of Directors:

DIRECTOR COMPENSATION FOR FISCAL 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marc Benioff (3)	—	—		—		—	—	—	—
Craig Conway	67,500	305,310	(4)	125,965	(5)	—	—	—	498,775
Alan Hassenfeld	70,000	305,310	(4)	—	(6)	—	—	—	375,310
Craig Ramsey	85,000	305,310	(4)	—	(7)	—	—	—	390,310
Sanford Robertson	90,000	305,310	(4)	—	(8)	—	—	—	395,310
Stratton Sclavos	51,250	305,310	(4)	—	(7)	—	—	—	356,560
Lawrence Tomlinson	110,000	305,310	(4)	—	(9)	—	—	—	415,310
Maynard Webb	53,750	305,310	(4)	182,284	(10)	—	—	—	541,742
Shirley Young	67,500	305,310	(4)	137,660	(11)	—	—	—	510,470

(1)	Stock awards consist solely of stock grants of fully vested Company common stock. Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2009 for stock awards as determined pursuant to FAS 123R. These compensation costs reflect stock awards granted in fiscal 2009. The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company's Form 10-K for fiscal 2009 filed with the SEC on March 9, 2009.
(2)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2009 for option awards as determined pursuant to FAS 123R, excluding estimated forfeitures. These compensation costs reflect option awards granted in and prior to fiscal 2009. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company's Form 10-K for fiscal 2009 filed with the SEC on March 9, 2009.

(3)	Mr. Benioff’s compensation as Chief Executive Officer and Chairman of the Board is reflected under “Executive Compensation and Other Matters—Summary Compensation Table” elsewhere in this proxy statement, and he receives no separate compensation as a director. At the end of fiscal 2009, Mr. Benioff had outstanding an option to purchase 600,000 shares at an exercise price of $25.97 and did not have any stock awards outstanding.
(4)	During fiscal 2009, each director (except Mr. Benioff) received a stock award of 1,500 shares of common stock on February 26, 2008, May 27, 2008, August 26, 2008 and November 25, 2008, with a grant date fair value of $79,140, $102,375, $84,840 and $38,955, respectively. At the end of fiscal 2009, no director had outstanding stock awards.
(5)	Represents the compensation costs recognized by the Company in fiscal 2009 for a stock option grant to Mr. Conway with the following fair value as of the grant date: $503,860 for a stock option grant to purchase 50,000 shares of common stock made on October 6, 2005 at an exercise price of $23.05. At the end of fiscal 2009, Mr. Conway had 14,000 shares outstanding under this stock option grant.
(6)	At the end of fiscal 2009, Mr. Hassenfeld held options to purchase 100,000 shares of common stock.
(7)	At the end of fiscal 2009, this director had no stock options outstanding.
(8)	At the end of fiscal 2009, Mr. Robertson held options to purchase 200,000 shares of common stock.
(9)	At the end of fiscal 2009, Mr. Tomlinson held options to purchase 58,000 shares of common stock.
(10)	Represents the compensation costs recognized by the Company in fiscal 2009 for a stock option grant to Mr. Webb with the following fair value as of the grant date: $730,730 for a stock option grant to purchase 50,000 shares of common stock made on September 7, 2006 at an exercise price of $33.37. At the end of fiscal 2009, Mr. Webb had 50,000 shares outstanding under this stock option grant.
(11)	Represents the compensation costs recognized by the Company in fiscal 2009 for a stock option grant to Ms. Young with the following fair value as of the grant date: $550,640 for a stock option grant to purchase 50,000 shares of common stock made on October 25, 2005 at an exercise price of $25.19. At the end of fiscal 2009, Ms. Young had 50,000 shares outstanding under this stock option grant.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010. The Board of Directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

Ernst & Young LLP has audited our financial statements for the period from inception (February 3, 1999) to the fiscal year ended January 31, 2009. We expect representatives of Ernst & Young LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Engagement Letter and Fee Disclosure

In connection with the audit of the fiscal 2009 financial statements, our Audit Committee entered into an engagement agreement with Ernst & Young LLP which sets forth the terms of Ernst & Young's audit engagement. Among other things, the agreement is subject to alternative dispute resolution procedures.

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP for the fiscal years ended January 31, 2009 and 2008.

	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$4,122,950	$3,976,000
Audit-Related Fees (2)	179,932	160,000
Tax Fees (3)	229,152	—
All Other Fees	—	—

Total	$4,532,034	$4,136,000

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of the quarterly consolidated financial statements and foreign statutory audits and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Audit Fees also consist of fees for the attestation of internal control and management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.” These include fees for accounting advice and consultations regarding our compliance with Section 404 the Sarbanes-Oxley Act of 2002.
(3)	Tax Fees consist of fees billed for tax compliance, consultation and planning services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP to the Company must be pre-approved by the Audit Committee. The Audit Committee uses the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP. At or before the first meeting of the Audit Committee each year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by

Ernst & Young LLP during the year. Quarterly, the Audit Committee is presented with an update of any new audit and non-audit services to be provided by Ernst & Young LLP. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the chair of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees. However, approval of such additional or amended services is not permitted if it would affect Ernst & Young LLP’s independence under applicable SEC rules. The chair of the Audit Committee reports any such action taken to the Audit Committee at the next Audit Committee meeting.

All Ernst & Young LLP services and fees in fiscal 2009 were approved in advance by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Shares that are voted “abstain” are treated as the same as voting against this proposal; broker “non-votes” will have no effect on this proposal.

The Board of Directors Recommends a Vote “For” Ratification of the Appointment of

Ernst & Young LLP as our Independent Registered Public Accounting Firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 6, 2009 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all current directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Except as set forth below, the address of each stockholder listed in the following table is salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105. Applicable percentage ownership in the following table is based on 123,079,325 shares of common stock outstanding as of March 6, 2009:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Five Percent Stockholders
FMR LLC (1)	17,646,075	14.3%
82 Devonshire Street, Boston, Massachusetts 02109
T. Rowe Price Associates, Inc. (2)	13,625,765	11.1%
100 E. Pratt Street, Baltimore, Maryland 21202
Sands Capital Management, LLC (3)	7,881,486	6.4%
1101 Wilson Boulevard, Arlington, Virginia 22209
AXA Financial, Inc. (4)	6,345,982	5.2%
1290 Avenue of the Americas, New York, New York 10104

Directors and Named Executive Officers
Marc Benioff (5)	13,371,006	10.9%
Steve Cakebread (6)	179,334	*
Craig Conway (7)	26,750	*
Alan Hassenfeld (8)	107,500	*
Kenneth Juster (9)	160,936	*
Craig Ramsey (10)	921,324	*
Sanford R. Robertson (11)	210,000	*
Stratton Sclavos	35,000	*
Graham Smith (12)	78,017	*
Jim Steele (13)	383,190	*
Polly Sumner (14)	77,992	*
Larry Tomlinson (15)	58,000	*
Maynard Webb (16)	60,791	*
Shirley Young (17)	73,750	*
All current directors and executive officers as a group (18 persons) (18)	16,829,434	13.5%

*	Less than 1%.
(1)

Based solely upon a Schedule 13G/A filed with the SEC on February 17, 2009 by FMR LLC, formally known as FMR Corp., on behalf of itself, Fidelity Management & Research Company (a wholly-owned subsidiary of FMR LLC), Fidelity Growth Company Fund (one of the investment companies to which Fidelity Management & Research Company acts as investment advisor), Strategic Advisers, Inc. (a wholly-owned subsidiary of FMR LLC), and Pyramis Global Advisors Trust Company (an indirect wholly-owned subsidiary of FMR LLC). According to the Schedule 13G/A, of 17,646,075 shares, as of December 31, 2008, 17,579,227 shares were held by Fidelity Management & Research Company (of which, 12,099,994 shares were held by Fidelity Growth Company Fund), 380 shares were held by Strategic Advisers, Inc., and 66,468 shares were held by Pyramis Global Advisors Trust Company. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, Pyramis Global Advisors Trust Company, each has sole power to dispose of the 17,579,227 shares owned by Fidelity Management & Research Company and the 66,468 shares owned by Pyramis Global Advisors Trust Company, respectively.

(2)	Based solely upon a Schedule 13G/A filed with the SEC on February 12, 2009 by T. Rowe Price Associates, Inc., reporting beneficial ownership as of December 31, 2008. These securities are owned by various individual and institutional investors for which T. Rowe Price serves as investment adviser with sole voting power with respect to 4,001,264 shares and sole dispositive power with respect to 13,575,465 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	Based solely upon a Schedule 13G/A filed with the SEC on February 12, 2009 by Sands Capital Management, LLC, reporting beneficial ownership as of December 31, 2008.
(4)	Based solely upon a Schedule 13G/A filed with the SEC on February 13, 2009 by AXA Financial, Inc. on behalf of itself and its affiliates, namely, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA. According to the Schedule 13G/A, of 6,345,982 shares, as of December 31, 2008, 1,871 shares were held by AXA Investment Managers Paris (France) (an affiliate of AXA), 2,600 shares were held by AXA Rosenberg Investment Management LLC (an affiliate of AXA), 211,500 shares were held by AXA Framlington (an affiliate of AXA), 6,026,620 shares were held by AllianceBernstein LP (a subsidiary of AXA Financial, Inc.), and 103,391 shares were held by AXA Equitable Life Insurance Company (a subsidiary of AXA Financial, Inc.).
(5)	All shares held in the Marc R. Benioff Revocable Trust.
(6)	Includes 730 shares held by a family member. Mr. Cakebread is our former Chief Financial Officer and most recently held the position of President and Chief Strategy Officer. Mr. Cakebread’s employment with the Company ended in February 2009.
(7)	Includes 6,750 shares issuable upon the exercise of options that are exercisable within 60 days of March 6, 2009, all of which will be vested.
(8)	Includes 100,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 6, 2009, all of which will be vested.
(9)	Includes 157,999 shares issuable upon the exercise of options that are exercisable within 60 days of March 6, 2009, of which 141,332 will be vested shares and 16,667 will be unvested shares.
(10)	Includes 128,024 shares held by a family member.
(11)	Includes 200,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 6, 2009, of all of which will be vested.
(12)	Includes 75,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 6, 2009, all of which will be vested.
(13)	Includes 373,932 shares issuable upon the exercise of options that are exercisable within 60 days of March 6, 2009, all of which will be vested. Also includes 5,500 shares held in trust for a family member.
(14)	Includes 75,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 6, 2009, all of which will be vested.
(15)	Includes 58,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 6, 2009, all of which will be vested.
(16)	Includes 32,291 shares issuable upon the exercise of options that are exercisable within 60 days of March 6, 2009, all of which will be vested.
(17)	Includes 43,750 shares issuable upon the exercise of options that are exercisable within 60 days of March 6, 2009, all of which will be vested.
(18)	Includes 1,492,717 shares issuable upon the exercise of options that are exercisable within 60 days of March 6, 2009, of which 1,473,966 will be vested shares and 18,751 will be unvested shares.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain four equity compensation plans that provide for the issuance of our Common Stock to our officers and other employees, directors and consultants. These consist of the 2004 Equity Incentive Plan, as amended (the “2004 Equity Plan”), the 2004 Outside Directors Stock Plan, as amended (the “2004 Outside Directors Stock Plan”) and the 2004 Employee Stock Purchase Plan, which have been approved by stockholders. We previously maintained the 1999 Stock Option Plan, as amended (the “1999 Stock Option Plan”) which expired by its terms in April 2009. The expiration of the 1999 Stock Option Plan did not affect awards outstanding under the plan, which continue to be governed by the terms and conditions of the 1999 Stock Option Plan. We also maintain the 2006 Inducement Equity Incentive Plan, which has not been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of January 31, 2009:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	17,208,034	(2)	$27.78	5,089,937	(3)
Equity compensation plans not approved by security holders	116,008	(4)	$46.47	101,705	(4)

Total	17,416,671		$28.00	5,191,642

(1)	The weighted average exercise price of outstanding options, warrants and rights includes the purchase price of $0.01 per restricted stock unit.
(2)	Consists of option grants granted under the 1999 Stock Option Plan and 2004 Outside Directors Stock Plan as well as option grants and restricted stock units granted under the 2004 Equity Plan.
(3)	Consists of the 1999 Stock Option Plan, the 2004 Equity Plan, the 2004 Outside Directors Stock Plan and the 2004 Employee Stock Purchase Plan. The 2004 Employee Stock Purchase Plan will not be implemented unless and until the Board of Directors authorizes the commencement of one or more offerings. Under the 2004 Equity Plan, the shares that are reserved for issuance are subject to automatic increase on February 1 in each year from 2009 through 2013 by the lesser of 3.5% of our then outstanding shares of common stock or 3,500,000 shares. The Board of Directors may elect to reduce, but not increase without also obtaining stockholder approval, the number of additional shares authorized in any year under the 2004 Equity Plan. On February 1, 2009, the number of additional shares reserved for issuance under this automatic increase feature of the 2004 Equity Plan was 3,500,000. The 2004 Employee Stock Purchase Plan provides for an automatic annual increase in the number of shares available for issuance under the plan on February 1 of each year beginning in 2005 and continuing through 2013 equal to the smallest of (x) 1% of our then outstanding shares of common stock, (y) 1,000,000 shares or (z) a lesser number of shares as our Board of Directors may determine.
(4)	Consists of the 2006 Inducement Equity Incentive Plan. The material features of this plan are described below.

Material Features of the 2006 Inducement Equity Incentive Plan

In April 2006, the Board of Directors approved the 2006 Inducement Equity Incentive Plan (the “Inducement Plan”) in accordance with New York Stock Exchange Rule 303A.08. A total of 400,000 shares of common stock were reserved solely for the granting of inducement stock options, restricted stock units and other awards. As of January 31, 2009, 101,705 shares of common stock remained available for issuance under the Inducement Plan. In March 2009, the Board of Directors approved an increase of 300,000 shares to the Inducement Plan. The Inducement Plan provides for the granting of stock options with exercise prices equal to the fair market value of our Common Stock on the date of grant. Options granted under the Inducement Plan generally have a 5 year term and vest over four years, with 25% of the total shares granted vesting on the first anniversary of the date of grant and the balance vesting in equal monthly installments over the remaining 36 months. Restricted stock units granted under the Inducement Plan vest over four years, with 25% of the units vesting on the first anniversary of the date of grant and the balance vesting in equal quarterly installments over the remaining 36 months.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides information regarding the fiscal 2009 compensation program for our principal executive officer, the two individuals who served as our principal financial officer during fiscal 2009, and the three executive officers who were the next most highly compensated executives of salesforce.com, inc. as of the end of fiscal 2009. These individuals are:

•	Marc Benioff, our Chairman of the Board of Directors and Chief Executive Officer (our “CEO”);

•	Graham Smith, our Chief Financial Officer (our “CFO”);

•	Steve Cakebread, our former President and Chief Strategy Officer and former Chief Financial Officer;

•	Kenneth Juster, our Executive Vice President of Law, Policy, and Corporate Strategy;

•	Jim Steele, our Chief Customer Officer and President, Worldwide Sales; and

•	Polly Sumner, our President and Chief Adoption Officer.

These executives were salesforce.com, inc.’s named executive officers (the “Named Executive Officers”) for fiscal 2009. In this Compensation Discussion and Analysis, saleforce.com, inc. is referred to as “our,” “us,” “we,” or “the Company.”

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2009. It also provides an overview of our executive compensation objectives and challenges, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executives, including the Named Executive Officers, in fiscal 2009, including the key factors that the Compensation Committee considered in determining their compensation.

Compensation Objectives and Challenges

The Company’s overall compensation objective is to compensate our executives and other employees in a manner that attracts and retains the caliber of individuals needed to manage and staff a high-growth business operation in an innovative industry. For our executives, including the Named Executive Officers, we align our executive compensation program with the interests of our stockholders by tying a significant portion of their compensation to the performance of the Company’s common stock. This has been our philosophy since the Company was founded in 1999.

We face challenges in hiring and retaining executives due to a number of factors that contribute to a relatively small pool of available executive talent. These challenges are similar to those faced by many high-growth companies. In our opinion, this makes recruiting and retaining key executives difficult, and our executive compensation program takes into account and seeks to address this difficulty. The challenges that we face include the following:

High Growth

We have been a high-growth company with rapid changes to our technology, personnel and business tactics. We added approximately 960 employees during fiscal 2009, after adding 530 employees during fiscal 2008 and approximately 760 employees during fiscal 2007. While our hiring rate increased significantly during fiscal 2009, we anticipate that it will slow during the current fiscal year. The Company’s revenues have also grown rapidly, as has the geographic and technical scope of our operations. Not all executives desire or are suited to manage in a high-growth environment, making the services of our current executives more valuable and recruiting new executives more difficult.

Highly Competitive Cloud Computing Industry

The market for “cloud computing” enterprise business applications and development platforms is highly competitive, rapidly evolving, and fragmented, and is subject to changing technology, shifting customer needs, and frequent introduction of new products and services. Our position as a pioneer in an innovative and highly-competitive area of business makes us a more attractive employer to some executives but a less attractive employer to others. We increased our innovation, and thus our risk and complexity, during the past several fiscal years by broadening our business beyond our historical base of providing an “on-demand” customer relationship management application into providing a “cloud computing” platform upon which third parties can build applications that address business needs other than customer relationship management. The market for third-party “cloud computing” applications and our platform is new and unproven, and it is uncertain whether this initiative will result in significant revenue for us. This may be viewed as a professional risk by some executives and may factor into their decision as to whether to join us.

Executive Background

We seek executives with specific experience in key functional areas. Typically, we hire deeply-experienced managers who have operated in a high-growth environment similar to the one in which we operate. Because few technology companies have grown as quickly as we have, the number of executives with the most desirable experience is relatively low and these executives are more difficult to find. We have expanded our recruiting efforts both geographically and into other industries and sectors, which leads to increased complexity in recruiting efforts and has required us to be more flexible with our executive compensation packages.

Corporate Environment

We are a demanding employer and our fast-moving, challenging culture is not always suited to the executives who comprise the talent pool from which we recruit. We have experienced some executive turnover during our 10-year existence, and we attribute much of that to our environment. Like many high-growth companies in very dynamic markets, we place extraordinary demands on executive time and attention, and this has resulted in both voluntary and involuntary executive departures. As the scope of our business has increased, the demands on our executives have grown.

Our executive compensation program is designed principally to attract and retain executives, reward them for performing their jobs in a superior manner, and make certain that their interests are aligned with the interests of our stockholders. When their performance (and the performance of all of our employees) has resulted in superior results, they have seen increased compensation in the form of base salary increases, higher cash bonuses, greater equity awards, and greater appreciation of the value of their equity holdings.

We believe that we face the perception on the part of prospective executives that there is less opportunity to realize significant appreciation through equity compensation than there may be by joining a privately-held company. This perception means that often prospective executives are more focused on cash compensation, and the Compensation Committee has adjusted our compensation practices accordingly.

To date, the Company’s performance has been good, when measured by revenue growth, earnings growth, and number of customers who pay for our services. Our executives have provided and continue to provide significant strategic leadership for the Company. During the past several years, our business has grown exceptionally in scale and complexity, and the leadership and managerial skills of our executives have been key to our success.

If we do not perform as well in the future, executive bonuses and equity awards may decrease to reflect that. Our executives must meet or exceed the expectations of our CEO and our Board of Directors or they are moved out of their positions into positions more suited for their capabilities or are terminated from employment with us. We believe that active management by our CEO and our other executives is the strongest tool to motivate, improve, or change executive and employee performance.

Replacement Cost

When determining the compensation for a current executive who has been with the Company for a substantial period of time, the Compensation Committee takes into consideration what it may cost to hire that executive’s replacement. The Compensation Committee believes that replacement cost is highly relevant to an executive’s compensation because it is what we would have to pay if the executive left given the factors described above and it likely approximates the executive’s own perceived value in the competitive environment for executive talent.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee oversees and administers our executive compensation program in accordance with its Charter, which is accessible at http://www.salesforce.com/company/investor/governance/. The Compensation Committee typically meets near the beginning of each fiscal year to review the executive compensation program and establish Company-wide performance metrics related to cash bonus opportunities for the commencing fiscal year. In setting target bonus amounts, the Compensation Committee reviews the total compensation for our executives to ensure consistency with our compensation philosophy and considers developments in compensation practices outside of the Company.

In conjunction with this annual executive compensation review, the Compensation Committee is provided with specific analytic information, such as the competitive positioning data described below, to use in setting each individual compensation element and to make decisions on total executive compensation levels. During fiscal 2009, the Compensation Committee received two comprehensive competitive positioning analyses.

The first report was prepared in connection with the annual compensation review at the beginning of the fiscal year, and consisted of current and historical pay data, including base salary and bonus payout history, equity holdings, current and future vested and unvested equity holdings, and realized gains for each of our executives, including the Named Executive Officers. The second report was prepared in connection with the decisions made by the Compensation Committee in November 2008, described below, and consisted of base salary and bonus payout history, equity holdings, and current and future vested and unvested equity holdings information for each of our executives, including the Named Executive Officers.

Although the Compensation Committee receives and reviews this competitive positioning data, it is important to note that this data provides only a reference point for the Compensation Committee. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the compensation elements and amounts for our executives, including the Named Executive Officers. Further, while the Compensation Committee may use this data to assess the competitiveness and appropriateness of our executive compensation program within our industry sector and the broader business community, it is not the Compensation Committee’s sole reference point and is not used to set the compensation of our executives at specific levels or within specified percentile ranges. Depending upon Company and individual performance, the total compensation of our executives, including the Named Executive Officers, as well as individual compensation elements, may be within, below, or above the market range for their positions.

Role of Committee Advisors

The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. Since March 2005, the Compensation Committee has engaged the services of Compensia, Inc., a national compensation consulting firm (“Compensia”). Compensia provides the Compensation Committee and our Board of Directors with guidance regarding the amount and types of compensation that we provide to our executives and how these compare to other compensation practices, and advice regarding other compensation-related matters.

Representatives of Compensia attend meetings of the Compensation Committee as requested and also communicate with the Compensation Committee outside of meetings. Compensia reports to the Compensation Committee rather than to management, although Compensia may meet with members of management, including our CEO, for purposes of gathering information on proposals that management may make to the Compensation Committee. During fiscal 2009, Compensia met with various executives to collect data and obtain management’s perspective on the compensation for our executives, but did not meet or discuss compensation matters with our CEO. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia has not provided any other services to the Company and has received no compensation other than with respect to the services described above.

Competitive Positioning

To assess the competitiveness of our executive compensation, and as a resource to use in its deliberations, the Compensation Committee is provided with information analyzing the compensation of our executives compared to the compensation of executives holding comparable positions at companies in our industry sector and with whom we may compete for executive talent in the broader market. However, the Compensation Committee does not use this information with the goal of setting specific target compensation levels based upon the percentiles derived from such other companies.

Annual Executive Compensation Review

In connection with its annual executive compensation review at the beginning of fiscal 2009, Compensia provided the Compensation Committee with a comparative analysis of the Company’s executive compensation program based on compensation information drawn from the pay practices of two groups of companies resulting from an examination of their publicly-available compensation data. The first group consisted of the following software and services companies which were selected on the basis of their similarity to the Company based on various financial metrics, including revenue, number of employees, and market capitalization (the “Same Size Peer Group”):

Autodesk, Inc.

BEA Systems, Inc. (acquired by Oracle Corporation in April 2008)

Business Objects SA (acquired by SAP AG in February 2008)

Citrix Systems, Inc.

Cognos, Inc. (acquired by IBM Corporation in January 2008)

Epicor Software Corporation

Hyperion Solutions Corporation (acquired by Oracle Corporation in April 2007)

Lawson Software, Inc.

McAfee, Inc.

MicroStrategy, Inc.

Red Hat, Inc.

TIBCO Software, Inc.

WebEx Communications, Inc. (acquired by Cisco Systems, Inc. in May 2007)

The second group consisted of the following technology companies which were selected on the basis of their similarity to the Company based on their growth history and potential and market leadership positions (the “Next Stage Peer Group”):

Adobe Systems, Inc.	eBay, Inc.	VeriSign, Inc.
Autodesk, Inc.;	Google, Inc.	Yahoo!, Inc.

Due to the Company’s unique mix of business segments, there is no single company that is exactly comparable to us in every respect. Nor do the companies comprising the two peer groups have executive positions that are exactly comparable to our executive positions. Consequently, the compensation information data drawn from these two peer groups was supplemented with aggregated survey data from other technology companies with similar revenue characteristics (that is, $500 million to $1 billion for the Same Size Peer Group, and $1 billion to $3 billion for the Next Stage Peer Group). This data was drawn from the Radford 2007 Executive Compensation Survey.

November 2008 Compensation Decisions

Following its annual executive compensation review, the Compensation Committee instructed Compensia to update the two peer groups for purposes of conducting a comparative analysis of the Company’s executive compensation program against the executive pay practices of these peer groups. Following review of the competitive market, the Same Size Peer Group was modified in the fall of 2008 to reflect the Company’s updated financial profile and to remove companies that had been acquired. As updated, the Same Size Peer Group consisted of the following companies:

Akamai Technologies, Inc.	Quest Software, Inc.
Autodesk, Inc.	Red Hat, Inc.
BMC Software, Inc.	Sybase, Inc.
Citrix Systems, Inc.	Synopsys, Inc.
Lawson Software, Inc.	TIBCO Software, Inc.
McAfee, Inc.	VeriSign, Inc.
Novell, Inc.	VMware, Inc.

Further, the Next Stage Peer Group was expanded and updated to consist of the following companies:

Adobe Systems, Inc.	Juniper Networks, Inc.
eBay, Inc.	NetApp, Inc.
Electronic Arts, Inc.	NVidia, Inc.
Google, Inc.	Symantec, Inc.
Intuit, Inc.	Yahoo!, Inc.

For the reasons described above, the compensation information data drawn from these two updated peer groups was supplemented with aggregated survey data from other technology companies with similar revenue characteristics (that is, a blend of $500 million to $1 billion and $1 billion to $3 billion for the Same Size Peer Group, and a blend of $1 billion to $3 billion and over $3 billion for the Next Stage Peer Group). This data was drawn from the Radford July 2008 Executive Compensation Survey.

The Compensation Committee reviews the compensation peer groups and other compensation data annually to ensure that it continues to be appropriate to use for comparative purposes.

Role of Executive Officers

Our CEO provides general guidance to the Compensation Committee with respect to compensation for the executives who report directly to him, including the other Named Executive Officers, and reviews their performance annually or more often. To foster a spirit of teamwork and cooperation that he believes is a critical component of our success, he has generally advocated minimal compensation differentiation among executives who report to him. The Compensation Committee has taken his general guidance into consideration when setting executive compensation. Our CEO may meet with the Compensation Committee or its compensation consultant if he chooses to do so. He did not choose to do so during fiscal 2009.

The Executive Vice President of Law, Policy, and Corporate Strategy, Senior Vice President of Employee Services, and Senior Vice President and General Counsel provide general administrative support to the Compensation Committee throughout the year, including providing legal advice and overseeing the documentation of equity plans and awards as approved by the Compensation Committee, and attend Compensation Committee meetings, as requested.

Compensation Elements

We use cash compensation in the form of base salaries and annual bonuses and equity compensation in the form of stock options and restricted stock units (“RSUs”) to compensate our executives, including the Named Executive Officers. We believe that each of these elements is necessary to attract and retain individuals in a competitive market for executive talent. Like our other employees, our executives, including the Named Executive Officers, participate in our employee benefit and welfare plans, including medical and dental care plans and a Section 401(k) plan. We do not provide our executives, including the Named Executive Officers, with any additional retirement benefits, nor with any nonqualified deferred compensation plan, nor any perquisites or other personal benefits.

Cash Compensation

Base Salaries

We believe we must offer competitive base salaries to attract, motivate, and retain all employees, including our executives. The Compensation Committee has generally set the base salaries for our executives, including the Named Executive Officers (other than our CEO), based on three factors:

•	A comparison to the base salaries paid by the Same Size Peer Group and the Next Stage Peer Group;

•	The overall compensation that each executive may potentially receive during his or her employment with the Company; and

•	Base salaries of other executives at the Company who are peers in reporting structure and level of responsibility.

Typically, the Compensation Committee sets the base salaries of our executives to approximate the market for the executive talent for which we compete based on the competitive positioning information described above. However, because the Company continues to grow rapidly, the market in which we compete for executive talent, as well as the compensation levels for executives, is constantly changing.

For our Named Executive Officers (other than, as described below, our CEO), the Compensation Committee maintained a base salary for fiscal 2009 of $300,000 for executives in a sales role and $400,000 for executives in an operational or administrative role, the same levels as in fiscal 2008.

In November 2008, the Compensation Committee approved increases to the base salaries of our Named Executive Officers (other than, as described below, our CEO) to be effective on February 1, 2009, as follows: Messrs. Juster and Smith were to each receive base salaries of $420,000, and Mr. Steele and Ms. Sumner were to each receive base salaries of $367,500.

The Compensation Committee believes that these base salary levels met the competitive criteria outlined above while promoting uniformity among our team of senior executives.

Bonuses

During fiscal 2009, each of our executives, including the Named Executive Officers (other than our CEO), was eligible to earn a cash bonus equal to a specific percentage of his or her base salary. Typically, the Compensation Committee obtains input from Compensia and then establishes the target amount of executive bonuses near the beginning of each fiscal year. These target levels are based upon the level and position of each executive within the Company, with consideration given to an executive’s business objectives, achievements, and responsibilities.

The Compensation Committee also compares the size of each executive’s target bonus to the target bonuses of our other executives, and, after taking into account individual performance considerations, generally seeks to maintain parity among the bonuses awarded to our executives. While cash bonuses allow us to incent certain behavior, the Compensation Committee does not consider this compensation element to be a significant management tool at the executive level. This is due to the Compensation Committee’s belief that variable cash compensation does not play a significant role in improving or changing executive performance. Therefore, we generally maintain parity among our executives with respect to their potential total cash compensation.

Also near the beginning of each fiscal year, the Compensation Committee, in consultation with our CEO, establishes a target “bonus pool” that will be used to pay the bonuses of our executives, including the Named Executive Officers (other than our CEO), and all other employees. During fiscal 2009, the amount of this bonus pool was determined using a formula that takes into consideration the Company’s actual revenue and operating income compared to pre-established revenue and operating targets for the fiscal year. The Compensation Committee believes that the revenue and earnings targets established for fiscal 2009 were challenging but achievable. In any given year, if the actual bonus pool exceeds or falls short of the target bonus pool, bonus amounts are increased or decreased accordingly, subject to a cap on the maximum amount that may be paid to an individual executive.

The maximum target bonus amounts were set by the Compensation Committee based on its evaluation of the probability of overachievement of the Company’s revenue and earnings targets and its assessment of individual performance. An executive’s actual bonus amount (determined as a percentage of his or her base salary) may be increased or decreased as compared to his or her target bonus (typically by no more than 20%) in the discretion of our CEO based on his reasonable assessment of the executive’s performance against his or her individual performance objectives, subject to Compensation Committee approval.

Typically, bonuses are paid to our executives, including the Named Executive Officers (other than our CEO), and all other employees who are not part of the Company’s sales organization twice each fiscal year. After the first half of the fiscal year, we generally pay approximately 25% of the target bonus amount for which an executive is eligible. After the end of the fiscal year, we pay the remaining amount, which is increased or decreased based on (i) the size of the actual bonus pool and (ii) our CEO’s assessment of the executive’s performance as described above.

For fiscal 2009, the target bonus for our Named Executive Officers (other than, as described below, our CEO) in a sales role was 100% of base salary, or $300,000, and for executives in an operational or administrative role was 50% of base salary, or $200,000. The maximum target bonus for these executives was $375,000 and $250,000, respectively. For fiscal 2009, the target bonus for our former President and Chief Strategy Officer was 75% of his base salary, or $300,000, while his maximum target bonus was $375,000.

The actual bonus pool for fiscal 2009 exceeded the target bonus pool by 10%. As a result, each of our executives, including the Named Executive Officers (other than our CEO), received 110% of his or her target bonus for fiscal 2009. Our CEO did not make any adjustments to these fiscal 2009 bonus amounts.

In November 2008, the Compensation Committee approved increases to the target bonus amounts of our Named Executive Officers (other than, as described below, our CEO) to be effective February 1, 2009. For fiscal 2010, the target bonus for our Named Executive Officers in a sales role is 100% of base salary, or $367,500, and the target bonus for our Named Executive Officers in an operational or administrative role is 75% of base salary, or $315,000. The maximum target bonus for these executives is $459,375 and $393,750, respectively.

Equity Compensation

The Compensation Committee periodically reviews the Company’s equity compensation program from a market perspective as well as in the context of our overall compensation philosophy. The Compensation Committee also considers the advantages and disadvantages of various equity vehicles, such as stock options and RSUs, as well as overall program costs (which include both stockholder dilution and compensation expense). In making equity awards to our executives, including the Named Executive Officers, the Compensation Committee considers the competitive positioning data and the analytical reports on individual executives described above.

Stock Options

We grant stock options to our executives when they join the Company, and periodically thereafter, to align their interests with those of our stockholders and as an incentive to remain with the Company. The Compensation Committee believes that options to purchase shares of the Company’s common stock, with an exercise price equal to the market price of the common stock on the date of grant, are the best tool to motivate executives to build stockholder value. Because these options are not transferable, they have no value unless the market price of the Company’s common stock increases during the period that the option is outstanding. Further, because these options typically vest over a four-year period, they incent our executives to build value that can be sustained over time.

Over the years, the size of the stock options awards that we have granted to our executives has varied widely based largely upon the timing of an executive’s employment with the Company. Historically, we made larger awards before our initial public offering because the Compensation Committee believed that such awards were necessary to attract executives when the Company was a smaller organization with greater business risks. We have reduced the size of option awards to both our executives and other employees over time as the Company has become a larger enterprise, in accordance with our total compensation profile.

Restricted Stock Units

We began to grant RSUs to our executives and other employees in fiscal 2007 to reduce the dilution associated with our equity compensation program. Because RSUs have value to the recipient even in the absence of stock price appreciation, we are able to grant fewer shares of stock. To date, all RSUs granted have been timed-vested. While we may grant performance-based RSUs or other full-value awards, the Compensation Committee did not do so in fiscal 2009. RSU awards are not currently a significant part of our executive compensation program.

Award Mix

Typically, the Compensation Committee determines the size of equity compensation awards by applying a ratio of stock options to RSUs that it believes is appropriate for our executives and other employees at various levels in the Company. The more senior the executive or employee, the greater the number of stock options he or she is eligible to receive and the fewer the number of RSUs. Typically, RSUs have comprised approximately 20% of a Named Executive Officer’s annual equity grant, if any. This weighting reflects the greater impact that our senior executives can have on the Company and the creation of long-term stockholder value. Because stock options do not have value unless the market price of the Company’s common stock increases during the period that the options are outstanding and the options vest over four years, we believe that our executives have a greater incentive to increase the value of the Company’s common stock if their equity compensation awards are weighted more heavily towards options than RSUs.

Fiscal 2009 Awards

In January 2008, in connection with the hiring of Mr. Smith and Ms. Sumner, the Compensation Committee granted each a stock option to purchase 240,000 shares of the Company’s common stock, with an exercise price of $52.28 per share, subject to the Company’s standard four-year vesting schedule. In February 2008, in accordance with the Company’s RSU granting schedule, the Compensation Committee also granted each of Mr. Smith and Ms. Sumner an RSU award for 20,000 shares of the Company’s common stock, subject to the Company’s standard four-year vesting schedule. The size of these equity compensation awards was determined based on the amounts that the Compensation Committee deemed necessary to induce Mr. Smith and Ms. Sumner to join the Company.

Given that the Compensation Committee did not approve equity awards for the Named Executive Officers (except for the new-hire awards to Mr. Smith and Ms. Sumner as described above) during fiscal 2008, in February 2008, the Compensation Committee granted each of Messrs. Juster and Steele stock options to purchase 80,000 shares of the Company’s common stock, with an exercise price of $52.76 per share, and RSU awards for 6,667 shares of the Company’s common stock, both subject to the Company’s standard four-year vesting schedule.

In November 2008, the Compensation Committee granted Ms. Sumner and each of Messrs. Juster, Smith and Steele stock options to purchase 80,000 shares of the Company’s common stock, with an exercise price of $25.97 per share, and RSU awards for 6,667 shares of the Company’s common stock, both subject to the Company’s standard four-year vesting schedule. The Compensation Committee determined that, to promote equity among our team of senior executives, each executive should receive the same size award.

Equity Award Grant Policies

Generally, the Compensation Committee grants stock options on the fourth Tuesday of each month and RSU awards on the fourth Tuesday of the first month of each fiscal quarter. This has been the Company’s practice since our initial public offering. Stock option awards for new employees (including new executives) are granted on the fourth Tuesday of the month following their hire date and RSU awards are granted on the fourth Tuesday of the first month of each fiscal quarter following their hire date, provided they join the Company by the deadline for soliciting approval from the Compensation Committee. If a new employee joins the Company after the deadline for soliciting approval, their awards are made in the following month or fiscal quarter, as applicable. Follow-on awards to our existing executives and other employees are made in accordance with these policies throughout the fiscal year, depending upon our internal performance review cycle, individual performance, and other circumstances.

CEO Compensation

Our CEO is one of the Company’s founders and its largest individual stockholder. Since founding the Company in 1999 and through fiscal 2009, he received only nominal compensation (either $1 or $10 per year) for his services to the Company. At his own request, he has not received any cash bonuses, equity compensation (other than a single stock option grant in connection with the incorporation of the Company), or any other form of compensation during his entire tenure with the Company.

In the spring of 2008, in conjunction with its efforts to formulate a sustainable long-term executive compensation program for the Company, the independent members of our Board of Directors instructed the Compensation Committee to begin exploring the development of a meaningful compensation package for our CEO. It was the belief of our Board of Directors that, while the Company’s existing compensation structure, which reflected our CEO’s decision to forego any cash or equity compensation, had served the organization well during the 10-year period of high growth from its incorporation, a more traditional structure, which included an appropriately-compensated chief executive, was needed as the Company entered its next stage of development. It was also the belief of our Board of Directors that, given our CEO’s role as an industry leader and innovator, it would be difficult to replace someone of his stature, which could have a significant adverse impact on the Company. Consequently, our Board of Directors charged the Compensation Committee with developing a fair and reasonable compensation package for our CEO to reflect his unique value to the Company and his role as the leader of a maturing organization competing in an innovative industry against larger global firms.

Initially, to facilitate an understanding of the competitive market, the Compensation Committee directed Compensia to compile and analyze relevant market data from several sources, including (i) the chief executive officer compensation information from the Same Size Peer Group and the Next Stage Peer Group, (ii) chief executive officer compensation survey data from technology companies with revenues of $500 million to $1 billion and from general industry companies with revenues from $1 billion to $3 billion, (iii) founder-chief executive officer compensation data from technology companies with revenues of $350 million to $1 billion and from general industry companies with revenues from $1 billion to $3 billion, (iv) non-founder-chief executive officer compensation data from technology companies with revenues of $350 million to $1 billion and from general industry companies with revenues from $1 billion to $3 billion, and (v) Compensia’s proprietary compensation database.

The Compensation Committee held seven (7) meetings at which the topic of CEO compensation was discussed, and reached a formal recommendation for our Board of Directors in November 2008.

Compensation Package

In November 2008, upon the recommendation of the Compensation Committee, the independent members of our Board of Directors approved a compensation package for our CEO, to take effect beginning in fiscal 2010, consisting of the following elements:

•	An annual base salary of $750,000;

•	An annual performance-based bonus equal to up to 100% of base salary; and

•

A stock option to purchase 600,000 shares of the Company’s common stock, with an exercise price equal to $25.97 (the fair market value of the Company’s common stock on November 25, 2008 which was established in accordance with the Company’s normal equity granting schedule), and subject to the Company’s standard four-year vesting schedule.

In approving this compensation package, the independent members of our Board of Directors sought to recognize our CEO’s ongoing contributions, both as the leader of a successful organization and as an industry visionary, and to ensure that he would continue to devote his skills, acumen, and experience to the Company as its chief executive officer for the foreseeable future.

The Compensation Committee designed this compensation package after considering the following factors:

•

The competitive market for chief executive officers of large, multi-faceted organizations with high-growth revenues and profits, including annual total direct compensation (base salary, bonus, and long-term incentives) (“TDC”), competitive annual long-term incentives, competitive annual market TDC (delivered solely in equity), and competitive annual founder TDC (delivered solely in equity);

•

The Company’s current and planned long-term strategic initiatives, which are aimed at solidifying the Company’s market position and driving sustainable performance, our CEO’s role in achieving these initiatives and his unique vision, experience, judgment, and skill-set, and the impact that a senior management transition would have on the Company’s short-term business operations, as well as these initiatives;

•

The cost of recruiting and hiring a suitable replacement to serve as chief executive officer, including the value of compensation needed to motivate and retain this individual, as well as the need to integrate any total compensation package for our CEO into the Company’s existing (and contemplated) executive compensation structure, balancing both competitive and internal equity considerations; and

•

The advantages and disadvantages of various mixes of cash and equity compensation, various equity compensation delivery vehicles and their relative tax and accounting implications, and the reasonableness of each compensation element and the overall compensation package and the resulting competitive positioning of our CEO’s total compensation relative to our compensation peer groups and our industry sector.

The independent members of our Board of Directors determined that this compensation package, and its principal pay elements, were reasonable and consistent with the Company’s compensation philosophy. Further, the independent members of our Board of Directors determined that the various elements of our CEO’s compensation package were both competitive and appropriate within our industry sector and the broader business community, noting that his annual base salary would approximate the 50% percentile of the Same Size Peer Group and be less than the 50% percentile of the Next Stage Peer Group, his annual cash bonus would result in target total cash compensation in the 50% percentile of the Same Size Peer Group and less than the 50% percentile of the Next Stage Peer Group, and his equity compensation (in the form of a stock option) would have a grant date fair value between the 50% and 75% percentiles of both the Same Size Peer Group and the Next Stage Peer Group. The independent members of our Board of Directors also noted that the estimated total value of our CEO’s compensation package would be consistent with the placement of the Company’s existing compensation arrangements with our other executives within market practices, as it would fall between the 50% and 75% percentile of the Same Size Peer Group and be less than the 50% percentile of the Next Stage Peer Group.

Change of Control and Retention Agreement

In addition to this direct compensation package, in November 2008, upon the recommendation of the Compensation Committee, the independent members of our Board of Directors approved a Change of Control and Retention Agreement with our CEO to be effective six (6) months after the agreement is executed.

Under the terms of this agreement, in the event of our CEO’s termination of employment within three (3) months prior to, or eighteen (18) months following, a change of control of the Company, he will be entitled to receive the following payments and benefits:

•	a lump-sum payment equal to 200% of his annual base salary and target cash bonus;

•	the continuation of certain employee benefits for a period of up to twenty-four (24) months following termination of employment; and

•	the full and immediate vesting of all outstanding and unvested equity awards.

The independent members of our Board of Directors determined that, in their judgment, this agreement was appropriate as part of a comprehensive compensation package for our CEO and to mitigate the risks associated with his employment status in the event of a change of control of the Company. They also determined that full and immediate vesting of all outstanding and unvested equity awards was appropriate because, depending on the structure of a change of control transaction, continuing such awards may hinder a potentially beneficial transaction. The independent members of our Board of Directors further noted that it may not be possible to replace such awards with comparable awards of the acquiring company's stock. As a result, the independent members of our Board of Directors determined that the potential payments and benefits under this agreement were not excessive in relation to our CEO’s employment service.

Post-Employment Compensation

We recognize that it is possible that the Company may be involved in a transaction involving a change of control of ownership, and that this possibility could result in the departure or distraction of our executives to the detriment of our business. The Compensation Committee and our Board of Directors believe that the prospect of such a change of control would likely result in our executives facing personal uncertainties and distractions from how the change of control might affect them.

To allow our executives to focus solely on making decisions that are in the best interests of our stockholders in the event of a possible, threatened, or pending change of control transaction, and to encourage them to remain with the Company despite the possibility that the change of control might affect them adversely, we have entered into Change of Control and Retention Agreements with each of our executives, including each of the Named Executive Officers, that provide them with certain payments and benefits in the event of the termination of their employment within three (3) months prior to, or eighteen (18) months following, a change of control of the Company. In addition, in November 2008, we entered into Change of Control and Retention Agreements with our newest executives, Mr. Smith and Ms. Sumner, to provide them with protections equivalent to those of our other executives. Our Change of Control and Retention Agreement with our CEO is described above. The Compensation Committee and our Board of Directors believe that these agreements serve as an important retention tool to ensure that personal uncertainties do not dilute our executives’ complete focus on building stockholder value.

These agreements provide each of our executives, including each of the Named Executive Officers (other than, as described above, our CEO) with a lump-sum payment equal to 150% of the executive’s annual base salary and target cash bonus, the continuation of certain employee benefits for a period of up to eighteen (18) months following termination of employment, and the full and immediate vesting of all outstanding and unvested equity awards. In designing the terms and conditions of these arrangements, the Compensation Committee considered competitive market data and governance “best practices” guidelines as provided by Compensia. The Compensation Committee also evaluated the cost to the Company of these arrangements and the potential payout levels to each affected executive under various scenarios. In approving these agreements, the Compensation Committee determined that their cost to the Company and our stockholders was reasonable and not excessive, given the benefit conferred to us. The Compensation Committee and our Board of Directors believes that these agreements will help to maintain the continued focus and dedication of our executives to their assigned duties without the distraction that could result from the possibility of a change of control of the Company.

For additional information on these agreements, see “Employment Contracts and Certain Transactions—Change of Control,” below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers in a taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

Compensation income realized upon the exercise of stock options granted under the Company’s stock option plans generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. Compensation income realized upon the vesting of time-based restricted stock units will not be deductible.

The Compensation Committee monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers, directors who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of the Company that exceeds certain prescribed limits, and that the Company (or its successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 during fiscal 2009 and we have not agreed and are not otherwise obligated to provide any executive with such a “gross-up” or other reimbursement.

Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an executive officer, director, or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to certain equity awards and severance arrangements. However, to assist our employees in avoiding additional taxes under Section 409A, we have structured our equity awards in a manner intended to comply with the applicable Section 409A conditions. In addition, during fiscal 2009, we modified the Change of Control and Retention Agreements that we had previously entered into with our executives, including each of the Named Executive Officers except our CEO and CFO, to comply with Section 409A.

Accounting for Stock-Based Compensation

Since fiscal 2006, we have followed FASB Statement No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”) for our stock options and other stock-based awards. SFAS 123(R) requires companies to calculate the grant date “fair value” of its stock option grants using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executives may never realize any value from their options. SFAS 123(R) also requires companies to recognize the compensation cost of its stock option grants and other stock-based awards in their income statements over the period that an executive is required to render service in exchange for the option or other award.

Summary Compensation Table

The following table sets forth the compensation earned during fiscal 2009, fiscal 2008 and fiscal 2007 for services rendered in all capacities by our chief executive officer and chief financial officer as of the end of fiscal 2009, the three other most highly compensated executive officers as of the end of fiscal 2009, and our chief financial officer who served for a portion of fiscal 2009. We refer to these executive officers and former executive officer as our Named Executive Officers. Like our other employees, these Named Executive Officers participate in our employee benefit and welfare plans, including medical and dental care plans and a Section 401(k) plan. We do not provide our executives, including the Named Executive Officers, with any additional retirement benefits, nor with any nonqualified deferred compensation plan, nor any perquisites or other personal benefits.

SUMMARY COMPENSATION TABLE FOR FISCAL 2009

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compens- ation ($)	Change in Pension Value and Nonqualified Deferred Compens- ation Earnings ($)	All Other Compens -ation ($)	Total ($)
Current Officers:
Marc Benioff (3)	2009	10	—	—	343,253	—	—	—	343,263
Chief Executive Officer and Chairman of the Board	2008	10	—	—	—	—	—	—	10
	2007	10	—	—	—	—	—	—	10

Graham Smith	2009	400,000	—	253,002	1,313,754	220,000	—	—	2,186,756
Chief Financial Officer (4)	2008	50,000	—	—	31,192	25,000	—	—	106,192

Kenneth Juster	2009	400,000	—	164,670	1,687,406	220,000	—	—	2,472,076
Executive Vice President of Law, Policy, and Corporate Strategy	2008	400,000	—	69,466	1,268,935	220,000	—	—	1,958,401
	2007	400,000	—	—	981,304	180,000	—	—	1,561,304

Jim Steele	2009	300,000	—	151,563	1,022,818	330,000	—	—	1,804,381
Chief Customer Officer and President, Worldwide Operations	2008	300,000	—	59,053	807,716	330,000	—	—	1,496,769
	2007	300,000	—	16,966	1,045,779	270,000	—	—	1,632,745

Polly Sumner	2009	300,000	—	253,002	1,313,754	330,000	—	—	2,196,756
President and Chief Adoption Officer (5)	2008	24,038	—	—	31,192	24,038	—	—	79,268

Former Officer:
Steve Cakebread	2009	400,000	—	24,449	1,695,204	300,000	—	—	2,419,653
Former President and Chief Strategy Officer and Former Chief Financial Officer (6)	2008	400,000	—	24,299	1,907,998	330,000	—	—	2,662,297
	2007	347,342	—	16,966	1,137,794	234,476	—	—	1,736,579

(1)	Stock awards consist solely of restricted stock units. Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by the Company in the period presented for stock awards as determined pursuant to FAS 123R, excluding estimated forfeitures. These compensation costs reflect stock awards granted in fiscal years 2009, 2008 and 2007. The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company's Form 10-K for fiscal 2009 filed with the SEC on March 9, 2009.
(2)

Option awards consist solely of stock option awards. Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal years 2009, 2008 and 2007 for option awards as determined pursuant to FAS 123R, excluding estimated forfeitures. These compensation costs reflect option awards granted in and prior to the period presented. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company's Form 10-K for fiscal year 2009 as filed with the SEC on March 9, 2009.
(3)	At his request, Mr. Benioff received a nominal salary of $10 per year during fiscal years 2009, 2008 and 2007. In November 2008, the Board of Directors approved a compensation package for Mr. Benioff, including cash compensation beginning in February 2009 and an equity grant awarded in November 2008.
(4)	Mr. Smith joined the Company in December 2007 as the Company’s Chief Financial Officer Designate. He became the Company’s Chief Financial Officer in March 2008.
(5)	Ms. Sumner joined the Company in January 2008.
(6)	Mr. Cakebread served as the Company’s President and Chief Strategy Officer until his resignation in February 2009. He also served as the Company’s Chief Financial Officer from April 2002 to March 2008.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to all plan-based awards granted to the Named Executive Officers during fiscal 2009.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($) (1)	Maximum ($) (1)	Threshold ($)	Target ($)	Maximum ($)
Current Officers:
Marc Benioff	11/25/2008	—	—	—	—	—	—	—	600,000	25.97	7,749,840

Graham Smith	N/A	—	200,000	250,000	—	—	—	—	—	—	—
	2/26/2008	—	—	—	—	—	—	20,000	—	—	1,055,200
	11/25/2008	—	—	—	—	—	—	6,667	—	—	173,142
	11/25/2008	—	—	—	—	—	—	—	80,000	25.97	997,312

Kenneth Juster	N/A	—	200,000	250,000	—	—	—	—	—	—	—
	2/26/2008	—	—	—	—	—	—	6,667	—	—	351,751
	2/26/2008	—	—	—	—	—	—	—	80,000	52.76	1,650,456
	11/25/2008	—	—	—	—	—	—	6,667	—		173,142
	11/25/2008	—	—	—	—	—	—	—	80,000	25.97	997,312

Jim Steele	N/A	—	300,000	375,000	—	—	—	—	—	—	—
	2/26/2008	—	—	—	—	—	—	6,667	—	—	351,751
	2/26/2008	—	—	—	—	—	—	—	80,000	52.76	1,650,456
	11/25/2008	—	—	—	—	—	—	6,667	—		173,142
	11/25/2008	—	—	—	—	—	—	—	80,000	25.97	997,312

Polly Sumner	N/A	—	300,000	375,000	—	—	—	—	—	—	—
	2/26/2008	—	—	—	—	—	—	20,000	—	—	1,055,200
	11/25/2008	—	—	—	—	—	—	6,667	—	—	173,142
	11/25/2008	—	—	—	—	—	—	—	80,000	25.97	997,312

Former Officer:
Steve Cakebread	N/A	—	300,000	375,000	—	—	—	—	—	—	—

(1)	The Company's non-equity incentive plan awards are based upon a formula that may include some discretion as to amounts paid.
(2)	All restricted stock unit grants and option grants were granted pursuant to the 2004 Equity Plan.
(3)	The exercise price of the option awards is equal to the closing market price of the Company’s common stock on the date of grant.
(4)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FAS 123R. Stock awards consist only of restricted stock units. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at such date in the future when the option is exercised. The proceeds to be paid to the Named Executive Officer following this exercise do not include the option exercise price.

Option Exercises and Stock Vested

The following table sets forth certain information concerning option exercises and value realized upon exercise by our Named Executive Officers during fiscal 2009.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2009

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Current Officers:
Marc Benioff	—	—	—	—
Graham Smith	—	—	—	—
Kenneth Juster	62,000	2,878,227	2,917	149,439
Jim Steele	41,000	2,476,750	2,291	115,867
Polly Sumner	—	—	—	—

Former Officer:
Steve Cakebread	407,000	19,594,099	833	41,167

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated as the number of vested restricted stock units multiplied by the closing price of the Company's common stock on the vesting date.

Outstanding Equity Awards

The following table sets forth information with respect to the value of all outstanding equity awards held by our Named Executive Officers at the end of fiscal 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Current Officers:
Marc Benioff	—	600,000	—	25.97	11/25/2013	—	—	—	—

Graham Smith	—	80,000	—	25.97	11/25/2013	—	—	—	—
	60,000	180,000	—	52,28	1/22/2013	—	—	—	—
	—	—	—	—	—	6,667	177,409	—	—
	—	—	—	—	—	20,000	532,200	—	—

Kenneth Juster	—	80,000	—	25.97	11/25/2013	—	—	—	—
	—	80,000	—	52.76	2/26/2013	—	—	—	—
	21,666	58,334	—	36.34	12/26/2011	—	—	—	—
	63,000	—	—	32.60	12/27/2015	—	—	—	—
	12,000	75,000	—	13.73	1/25/2015	—	—	—	—
	—	—	—	—	—	6,667	177,409	—	—
	—	—	—	—	—	6,667	177,409	—	—
	—	—	—	—	—	3,749	99,761	—	—

Jim Steele	—	80,000	—	25.97	11/25/2013	—	—	—	—
	—	80,000	—	52.76	2/26/2013	—	—	—	—
	20,833	19,167	—	36.34	12/27/2011	—	—	—	—
	26,666	13,334	—	29.35	5/23/2011	—	—	—	—
	250,000	—	—	13.89	9/2/2014	—	—	—	—
	48,100	—	—	1.10	10/7/2012	—	—	—	—
	—	—	—	—	—	6,667	177,409	—	—
	—	—	—	—	—	6,667	177,409	—	—
	—	—	—	—	—	3,333	173,016	—	—
	—	—	—	—	—	2,083	108,129	—	—

Polly Sumner	—	80,000	—	25.97	11/25/2013	—	—	—	—
	60,000	180,000	—	52.28	1/22/2013	—	—	—	—
	—	—	—	—	—	6,667	177,409	—	—
	—	—	—	—	—	20,000	532,200	—	—

Former Officer:
Steve Cakebread	90,527	125,000	—	38.39	9/26/2011	—	—	—	—
	5,833	13,334	—	29.35	5/23/2011	—	—	—	—
	10,417	—	—	13.89	9/2/2014	—	—	—	—
	—	—	—	—	—	2,083	55,429	—	—

(1)

Options granted pursuant to the 1999 Stock Option Plan prior to February 1, 2006 are immediately exercisable. However, the Company has the right to repurchase any unvested common stock upon the termination of employment at the original exercise price which lapses at the rate of the vest schedule.

Options granted pursuant to the 2004 Equity Plan and options granted pursuant to the 1999 Stock Option Plan after February 1, 2006 do not provide for the immediate exercise of options. Options granted under the 1999 Stock Option Plan and the 2004 Equity Plan vest over four years, with 25% of the total shares granted vesting on the first anniversary of the date of grant and the balance vesting in equal monthly installments over the remaining 36 months.

(2)	Restricted stock units granted under the 2004 Equity Plan vest over four years, with 25% of the units vesting on the first anniversary of the date of grant and the balance vesting in equal quarterly installments over the remaining 36 months.
(3)	The market value of the shares or units of stock that have not vested is based on the closing market price of the Company’s stock on January 31, 2009 of $26.61.

Employment Contracts and Certain Transactions

Executive Officer Offer Letters and Agreements.    Each of our Named Executive Officers has signed offer letters which provide that the officer is an at-will employee. The offer letters provide for salary, annual bonus based on Company and individual performance, stock options and participation in our company-wide employee benefit plans.

Change of Control.    In December 2008, the Company entered into a Change of Control and Retention Agreement with Mr. Benioff. The terms of the agreement will not be effective until six (6) months after the agreement is executed. Pursuant to this agreement, in the event that Mr. Benioff is terminated without cause or resigns for good reason within three (3) months prior to, or eighteen (18) months after, a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment (less applicable withholding taxes) equal to two hundred percent (200%) of the executive’s annual base salary and target bonus;

•	Continuation of certain of the executive’s employee benefits for a period of up to twenty-four (24) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by the executive at the time of termination.

In January 2007, the Company entered into Change of Control and Retention Agreements with the following executive officers: Messrs. Parker Harris, George Hu, Kenneth Juster, Jim Steele and Frank van Veenendaal. These agreements were amended in November 2008 to implement certain technical amendments to comply with recent informal IRS guidance on Section 409A of the Internal Revenue Code of 1986, as amended. Also in November 2008, the Company entered into Change of Control and Retention Agreements with Mr. Smith and Ms. Sumner. Pursuant to these agreements, in the event that any of these executives is terminated without cause or resigns for good reason within three (3) months prior to, or eighteen (18) months after, a change of control of the Company, she or he will be entitled to receive the following benefits:

•	A lump sum payment (less applicable withholding taxes) equal to one hundred and fifty percent (150%) of the executive’s annual base salary and target bonus;

•	Continuation of certain of the executive’s employee benefits for a period of up to eighteen (18) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by the executive at the time of termination.

In addition, in January 2007 the Company entered into a Change of Control and Retention Agreement with Mr. David Schellhase. This agreement was amended in November 2008 to implement certain technical amendments to comply with recent informal IRS guidance on Section 409A of the Internal Revenue Code of 1986, as amended. Pursuant to this agreement, in the event that Mr. Schellhase is terminated without cause or resigns for good reason within three (3) months prior to, or eighteen (18) months after, a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment (less applicable withholding taxes) equal to one hundred percent (100%) of his annual base salary and target bonus;

•	Continuation of certain of his employee benefits for a period of up to twelve (12) months following termination; and

•	Accelerated vesting of fifty percent (50%) of the unvested portion of all equity incentive awards held by him at the time of termination.

Each Change of Control and Retention Agreement contains a “best of” provision that termination benefits will be either delivered in full or to such lesser extent as would result in no portion of such termination benefits being subject to the excise tax imposed by the golden parachute rules of Section 4999 of the Internal Revenue Code of 1986, as amended, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of termination benefits to the executive on an after-tax basis. Receipt of benefits under each agreement is conditioned upon execution by the executive of a release of claims in favor of the Company, as well as continued compliance with confidentiality obligations by the executive.

Assuming the above conditions were met and the employment of these executive officers were to be terminated on January 31, 2009, the following individuals would be entitled to payments in the amounts set forth below:

Name	Salary and Bonus ($) (1)	Value of Continuation of Benefits ($)	Value of Accelerated Stock Options and Restricted Stock Units ($) (2)	Total ($) (3)
Marc Benioff (4)	—	—	—	—
Parker Harris	900,000	24,743	505,779	1,430,522
George Hu	900,000	23,216	516,762	1,439,978
Kenneth Juster	900,000	6,906	505,779	1,412,685
David Schellhase	434,000	4,604	148,171	586,775
Graham Smith	900,000	24,743	760,809	1,685,552
Jim Steele	900,000	24,743	489,174	1,413,917
Polly Sumner	900,000	16,677	760,809	1,677,486
Frank van Veenendaal	900,000	24,743	590,562	1,515,306

(1)	Based on salary and bonus targets as of January 31, 2009. As described above in the Compensation Discussion and Analysis section, certain executive officers received salary and bonus target increases effective as of February 1, 2009.
(2)	Based on a common stock price of $26.61, the closing market price of the Company’s stock on January 31, 2009, less the applicable exercise price for each option for which vesting as accelerated.
(3)	The amounts presented reflect the maximum severance benefits that could have been paid out without giving effect to any potential reduction as a result of the “best of” provision of the Change of Control and Retention Agreements described above.
(4)	As described above, Mr. Benioff entered into a Change of Control and Retention Agreement with the Company in December 2008. The terms of the agreement will not be effective until June 2009.

Indemnification Agreements.    The Company has entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures with Respect to Related Party Transactions.    Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Our Audit Committee Charter requires that the Audit Committee review and approve any related party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

In July 2008, the Audit Committee approved the Company’s Related Party Transaction Policies and Procedures (the “Related Party Transaction Policies”). Under the Related Party Transaction Policies, the Audit

Committee shall review and approve or ratify any related party transactions of the Company. In approving or rejecting the proposed transaction, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the costs and benefits to the Company, the nature of the related party’s interest in the transaction, the availability and terms of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.

Related Party and Other Transactions.    Except for the compensation of directors and executive officers described earlier, there were no transactions during fiscal 2009 in which the Company was a party, the amount involved in the transaction exceeds $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or immediate family member of any of the foregoing individuals had or will have a direct or indirect material interest.

In January 1999, the salesforce.com/foundation, commonly referred to as the Foundation, a non-profit public charity, was chartered to build philanthropic programs that are particularly focused on youth and technology. The Company’s chairman is the chairman of the Foundation. He, one of the Company’s executives and one of the Company’s board members hold three of the Foundation’s seven board seats. The Company is not the primary beneficiary of the Foundation’s activities, and accordingly, the Company does not consolidate the Foundation’s statement of activities with its financial results.

Since the Foundation’s inception, the Company has provided at no charge certain resources to Foundation employees such as office space. The value of these items totals approximately $35,000 per quarter. In addition to the resource sharing with the Foundation, the Company issued the Foundation warrants in August 2002 to purchase 500,000 shares of common stock and has donated subscriptions of the Company’s service to qualified non-profit organizations. The fair value of these donated subscriptions is currently approximately $5.1 million per month. The Company plans to continue providing free subscriptions to qualified nonprofit organizations through its relationship with the Foundation.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

10b5-1 Trading Plans

The following executive officers and directors currently have 10b5-1 trading plans in place: Craig Conway, George Hu, Kenneth Juster, Jim Steele and Larry Tomlinson. Certain other employees of the Company have also implemented 10b5-1 trading plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended January 31, 2009, the Company believes that all Reporting Persons complied with all applicable reporting requirements, except that Larry Tomlinson filed one late report covering two transactions.

COMMITTEE REPORTS

The following reports by our Compensation Committee and Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The reports shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

We, the Compensation Committee of the Board of Directors of salesforce.com, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in salesforce.com’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

THE COMPENSATION COMMITTEE

Craig Ramsey (Chair)

Craig Conway

Shirley Young

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors in April 2004 which provides that its functions include: the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation and oversight of the Company’s independent registered public accounting firm, Ernst & Young LLP, including reviewing its independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and pre-approving any non-audit services that may be performed by Ernst & Young LLP; the oversight of the Company’s internal audit function; reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls; and, reviewing the Company’s critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. Ernst & Young LLP is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of management’s assessment of internal controls over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee this process.

Review of Audited Financial Statements for Fiscal Year ended January 31, 2009

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended January 31, 2009 with management. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of Ernst & Young with that firm.

The Audit Committee also discussed with management and with Ernst & Young LLP the evaluation of the Company’s internal controls and the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee considered the fees paid to Ernst & Young LLP for the provision of non-audit related services and does not believe that these fees compromise Ernst & Young LLP’s independence in performing the audit.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2009 for filing with the Securities and Exchange Commission.

In addition, the Audit Committee reviewed the Company’s efforts and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

THE AUDIT COMMITTEE

Larry Tomlinson (Chair)

Alan Hassenfeld

Sanford R. Robertson

Maynard Webb

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David Schellhase

General Counsel and Secretary

May 1, 2009

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Craig Ramsey	☐	☐	02 - Sanford Robertson	☐	☐	03 - Maynard Webb	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2010.	☐	☐	☐

3.  With discretionary authority, upon such other matters as may properly come before the meeting. At this time, the persons making this solicitation know of no other matters to be presented at the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as the name or names appear on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executors, administrators, trustees and partners should indicate their positions when signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2009

The Notice and Proxy Statement and Annual Report are available at

www.edocumentview.com/CRM.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — salesforce.com, inc.

Proxy for Annual Meeting of Stockholders Solicited by the Board of Directors

The undersigned hereby appoints Marc Benioff, Graham Smith and David Schellhase, or any of them, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of salesforce.com, inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 11, 2009, at 2:00 p.m., local time, at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105 and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side. For directions to attend the Annual Meeting, please contact Investor Relations by telephone at (415) 536-6250.

This Proxy when properly signed will be voted in the manner directed on this Proxy by the undersigned. If no direction is made, this Proxy will be voted “FOR” the election of the named directors and “FOR” the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2010.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, Proxy Statement and the Company’s 2009 Annual Report.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO THE DATE SPECIFIED IN THE PROXY.

(Continued and to be dated and signed on the reverse side.)